EXHIBIT 5(a)

                [LETTERHEAD OF CADWALADER, WICKERSHAM & TAFT LLP]


July 23, 2003

The Bear Stearns Companies Inc.
383 Madison Avenue
New York, New York  10179

Ladies and Gentlemen:

We have acted as special counsel to The Bear Stearns Companies Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Prospectus Supplement, dated July 17, 2003, (the "Prospectus Supplement") to the Prospectus, dated April 24, 2003 (the "Prospectus"), relating to $5,000,000 Accelerated Market Participation Securities Linked to the S&P 500 Index (the "AMPS"). The Prospectus and Prospectus Supplement are included in the Registration Statement on Form S-3 (Registration No. 333-104455) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), to which this opinion letter is an exhibit.

In rendering the opinions set forth below, we have examined and relied upon, among other things, (a) the Registration Statement, including the Prospectus and Prospectus Supplement constituting a part thereof, (b) the Warrant Agreement, dated as of July 9, 2003, between the Company and JPMorgan Chase Bank, as Warrant Agent, as supplemented by the First Supplemental Warrant Agreement, dated as of July 17, 2003, among the Company, the Warrant Agent and Bear, Stearns & Co. Inc. (collectively, the "Warrant Agreement") filed as an exhibit to the Form 8-A, filed on July 17, 2003 with respect to the AMPS, (c) the form of certificate representing the AMPS, attached as Exhibit I to the Warrant Agreement and (d) originals, copies or specimens, certified or otherwise identified to our satisfaction, of such certificates, corporate and public records, agreements and instruments and other documents as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. We have further assumed that all statements, facts, representations and covenants made therein are and remain true (without regard to any qualifications stated therein and without undertaking to verify such statements, facts and representations by independent investigation), that the respective parties thereto and all parties referred to therein will act in all respects at all relevant times in conformity with the requirements and provisions of such documents, and that none of the terms and conditions contained therein has been or will be waived or modified in any respect. As to any facts material to such opinions that were not known to us, we have relied upon statements and representations of officers and other representatives of the Company and of public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter. In addition, we have assumed that the Notes will be executed and delivered in substantially the form in which they are filed as an exhibit to the Registration Statement.

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York, and, to the extent expressly referred to in this letter, the federal laws of the United States of America.

Based upon and subject to the qualifications set forth herein, we are of the opinion that:

      1. The AMPS have been duly authorized and executed by the Company and, when the AMPS have been duly authenticated and delivered by the Warrant Agent in the manner contemplated in the Warrant Agreement and sold and delivered by the Company as contemplated by the Prospectus and Prospectus Supplement, the AMPS will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to creditors' rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and will be validly issued and outstanding and entitled to the benefits provided by the Warrant Agreement.

      2. The statements made in the Prospectus Supplement, under the caption "Certain U.S. Federal Income Tax Considerations," to the extent such statements summarize material federal tax consequences of the purchase, beneficial ownership and disposition of the AMPS to the holders thereof described therein, are correct in all material respects. All such statements are based upon current law, which is subject to change, possibly with retroactive effect. Further, there can be no assurance that the Internal Revenue Service will not take a contrary position.

We assume no obligation to update or supplement this letter to reflect any facts, circumstances, laws, rules or regulations, or any changes thereto, or any court or other authority or body decisions or governmental or regulatory authority determinations which may hereafter occur or come to our attention.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this Firm in the Prospectus Supplement constituting a part of the Registration Statement under the captions "Certain U.S. Federal Income Tax Considerations" and "Legal Matters," without admitting that we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,


/s/ Cadwalader, Wickersham & Taft LLP